Exhibit 99.1

SHAREABLEE, INC.
2013 STOCK OPTION/STOCK ISSUANCE PLAN
ARTICLE ONE

GENERAL PROVISIONS
I.PURPOSE OF THE PLAN
This Plan is intended to promote the interests of Shareablee, Inc., a Delaware corporation (the “Corporation”), by providing eligible persons employed by or serving the Corporation with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to continue in such employ or service of the Corporation.
Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.
II.STRUCTURE OF THE PLAN
A.The Plan shall be divided into two separate equity programs:
(1)the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, and
(2)the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary).
B.The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.
III.ADMINISTRATION OF THE PLAN
A.The Board shall administer the Plan. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee. The Board or the Committee, as the case may be, shall serve as the Plan Administrator.
B.The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option grant or stock issuance thereunder. The Plan Administrator may, at the expense of the Corporation, employ legal counsel and such other professional advisors as it may deem appropriate for the proper administration of the Plan and may rely on advice received from such counsel or advisors.

C.The Plan Administrator shall have full authority to determine, (1) with respect to the grants made under the Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, and (2) with respect to stock issuances made under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when those issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares. Each option grant or stock issuance approved by the Plan Administrator shall be evidenced by the appropriate documentation.
IV.ELIGIBILITY
A.The persons eligible to participate in the Plan are as follows:
(1)Employees,
(2)non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and
(3)consultants and other independent contractors or advisors who provide services to the Corporation (or any Parent or Subsidiary).
B.The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.
V.STOCK SUBJECT TO THE PLAN
A.The stock issuable under the Plan shall be shares of authorized but unissued or reacquired shares of Common Stock. The maximum number of shares of Common Stock that may be issued and outstanding or subject to options outstanding under the Plan shall not exceed One Million (1,000,000) shares.
B.Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (1) the options expire or terminate for any reason prior to exercise in full or (2) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested Shares issued under the Plan and subsequently repurchased by the Corporation pursuant to the Corporation’s repurchase rights or rights of first refusal under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan.
C.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (1) the maximum number and/or class of securities issuable under the Plan and (2) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of rights and benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation’s preferred stock into shares of Common Stock.

D.The grant of options or the issuance of shares of Common Stock under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
ARTICLE TWO

OPTION GRANT PROGRAM
I.OPTION TERMS
Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.
A.Exercise Price.
1.The Plan Administrator shall fix the exercise price per share in accordance with the following provisions:
(a)The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.
(b)If the person to whom the option is granted is a ten percent (10%) Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date.
2.The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in cash or check made payable to the Corporation. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price (and any applicable withholding taxes) may also be paid as follows:
(a)in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or
(b)to the extent the option is exercised for Vested Shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
B.Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
C.Effect of Termination of Service.
1.The following provisions shall govern the exercise of any options held by the Optionee that remain outstanding at the time of cessation of Service or death:
(a)Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then each option shall be exercisable for the number of shares subject to the option that were Vested Shares at the time of the Optionee’s cessation of Service and shall remain exercisable until the close of business on the earlier of (i) the three month anniversary of the date Service ceases or (ii) the expiration date of the option.
(b)Should the Optionee cease to remain in Service by reason of death or Disability, then each option shall be exercisable for the number of shares subject to the option which were Vested Shares at the time of the Optionee’s cessation of Service and shall remain exercisable until the close of business on the earlier of (i) the twelve (12) month anniversary of the date Service ceases or (ii) expiration date of the option.
(c)No additional vesting will occur after the date the Optionee’s Service ceases, and the option shall immediately terminate with respect to the Unvested Shares. Upon the expiration of any post-Service exercise period or (if earlier) upon the expiration date of the term of the option, the option shall terminate with respect to the Vested Shares.
(d)Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct, then the options remaining outstanding shall terminate immediately with respect to all shares.
2.The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(a)extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the exercise period would otherwise have expired had it not been extended, and/or
(b)permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Vested Shares for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.
D.Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.
E.Unvested Shares. The Plan Administrator shall have the discretion to grant options that are exercisable for Unvested Shares. Should the Optionee cease Service while holding such Unvested Shares, the Corporation shall have the right to repurchase, at the lower of (1) the exercise price paid per share or (2) the Fair Market Value per share on the date the Optionee’s Service ceased. Once the Corporation exercises its repurchase right, the Optionee shall have no further stockholder rights with respect to those shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. Any repurchase must be made in compliance with the relevant provisions of Delaware law.
F.First Refusal Rights. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.
G.Limited Transferability of Options. During the lifetime of an Optionee, an Incentive Option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death. However, a Non-Statutory Option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family (as defined in Rule 701 promulgated by the Securities and Exchange Commission) or to a trust established exclusively for one or more such family members or to the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Non-Statutory Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Plan, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.
II.INCENTIVE OPTIONS
The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Four shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.
A.Eligibility. Incentive Options may only be granted to Employees.
B.Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.
C.10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date and the option term shall not exceed five years measured from the option grant date.

III.CHANGE IN CONTROL
A.The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure or amend one or more options so that the option shall become immediately exercisable and some or all of the shares subject to those options shall automatically become Vested Shares (and some or all of the repurchase rights of the Corporation with respect to the Unvested Shares subject to those options shall immediately terminate) upon the consummation of a Change in Control, or another specified event or otherwise continued in effect upon the Optionee’s Involuntary Termination within a designated period following a specified event.
B.In addition, the Plan Administrator may structure or amend any option grant under the Plan to provide that one or more of the Corporation’s outstanding repurchase rights with respect to some or all of the shares held by the Optionee at the time of a Change in Control or other specified event, or the Optionee’s Involuntary Termination following a specified event shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall become Vested Shares at that time.
C.The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation set forth in Section II.B. of Article Two is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws
D.Options may be assumed by the successor corporation (or parent thereof) in a Change in Control, or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction. Each option that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after the consummation of such Change in Control, to apply to the number and class of securities that would have been issuable to the Optionee upon consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control. Appropriate adjustments to reflect such Change in Control transaction shall also be made to (1) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (2) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the holders of the Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control and the outstanding options are assumed by the successor corporation under this Plan, then the successor corporation may substitute one or more shares of its own Common Stock based on a fair market value equivalent to the cash consideration paid per share to the holders of the Common Stock in such Change in Control transaction.
E.The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
IV.CANCELLATION AND REGRANT OF OPTIONS
The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock.

ARTICLE THREE

STOCK ISSUANCE PROGRAM
I.STOCK ISSUANCE TERMS
Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances. Each such stock issuance shall be evidenced by a Stock Issuance Agreement that complies with the terms specified below.
A.Purchase Price.
1.The Plan Administrator shall fix the purchase price per share.
2.Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
(a)cash or check made payable to the Corporation,
(b)a promissory note (to the extent permitted by Section I of Article Four); or
(c)any other valid consideration under the Delaware General Corporation Law.
B.Vesting Provisions.
1.Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be Vested Shares or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.
2.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s Unvested Shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (a) the same vesting requirements applicable to the Participant’s Unvested Shares treated as if acquired on the same date as the Unvested Shares and (b) such escrow arrangements as the Plan Administrator shall deem appropriate.
3.The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.
4.Should the Participant cease to remain in Service while holding one or more Unvested Shares issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such Unvested Shares, then the Corporation shall have the right to repurchase the Unvested Shares at the lower of (a) the purchase price paid per share or (b) the Fair Market Value per share on the date Participant’s Service ceased or the performance objectives were not attained. The terms upon which such repurchase right shall be exercisable shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. Any repurchase must be made in compliance with the relevant provisions of Delaware law.

5.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more Unvested Shares (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or attainment of the applicable performance objectives.
II.CHANGE IN CONTROL
A.The Plan Administrator shall have the discretionary authority, exercisable either at the time the Unvested Shares are issued or any time while the Corporation’s repurchase rights with respect to those shares remain outstanding, to provide that some or all of those rights shall automatically terminate in whole or in part on an accelerated basis, and some or all of the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, in the event of a Change of Control or other event or the Participant’s Service is terminated by reason of an Involuntary Termination within a designated period following a Change in Control or any other specified event.
B.The Plan Administrator shall have the discretion, exercisable either at the time the Unvested Shares are issued or at any time while the Corporation’s repurchase right remains outstanding, to provide for the automatic termination of one or more outstanding repurchase rights, and the immediate vesting of the shares of Common Stock subject to those rights, upon the consummation of a Change of Control, whether or not those repurchase rights are assigned in connection with the Change of Control.
ARTICLE FOUR

MISCELLANEOUS
I.FINANCING
The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Option Grant Program or the purchase price for shares issued under the Stock Issuance Program by delivering a full-recourse, market rate interest-bearing promissory note payable in one or more installments. The Plan Administrator may, in its sole discretion, require that the promissory note be secured by the purchased shares. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (A) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value) plus (B) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.
II.FIRST REFUSAL RIGHTS
The Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee or Participant (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable and lapse in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.
III.SHARE ESCROW/LEGENDS
Unvested Shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Unvested Shares vest or may be issued directly to the Participant or Optionee with restrictive legends on the certificates evidencing the fact that the Participant or Optionee does not have a vested right to them.

IV.EFFECTIVE DATE AND TERM OF PLAN
A.The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Corporation’s stockholders approve the Plan. If such stockholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.
B.The Plan shall terminate upon the earlier of (1) the expiration of the ten (10) year period measured from the date the Plan is adopted by the Board, (2) the date on which the Plan is approved by the shareholders, (3) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (4) termination by the Board. All options and unvested stock issuances outstanding at the time of the termination of the Plan shall continue in effect in accordance with the provisions of the documents evidencing those options or issuances.
V.AMENDMENT OR TERMINATION OF THE PLAN
A.The Board shall have complete and exclusive power and authority to amend or terminate the Plan or any awards made thereunder in any or all respects. However, no such amendment or termination shall adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or termination. In addition, certain amendments, including amendments that increase the share reserve or change the class of individuals eligible to receive grants pursuant to the Plan, may require stockholder approval pursuant to applicable laws and regulations.
B.Options may be granted under the Option Grant Program and shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess grants or issuances are made, then (1) any unexercised options granted on the basis of such excess shares shall terminate and (2) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.
VI.USE OF PROCEEDS
Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for any corporate purpose.
VII.WITHHOLDING
The Corporation’s obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

VIII.REGULATORY APPROVALS
The implementation of the Plan, the granting of any options under the Plan and the issuance of any shares of Common Stock (A) upon the exercise of any option or (B) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.
IX.NO EMPLOYMENT OR SERVICE RIGHTS
Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause and with or without notice.
X.INTERNAL REVENUE CODE SECTION 409A
(a)This Plan is intended to be exempt from the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”). To the extent applicable, this Plan shall be interpreted in accordance with and incorporate the terms and conditions required for exemption under Section 409A.
(b)Notwithstanding the foregoing, to the extent that the grant of any option or issuance of stock under this Plan is subject to the requirements of Section 409A, then:
(i)no amount shall be payable upon cessation or termination of Service unless such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;
(ii)to the extent any amount payable under the Plan constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) following a “separation from service” (as defined in Section 409A), then, notwithstanding any other provision in this Plan to the contrary, such payment will not be made until the date that is six (6) months following the Optionee’s or Participant’s “separation from service,” but only if the participant is then deemed to be a “specified employee” under Code Section 409A as of the date of such “separates from service”;
(iii)to the extent any amount payable under the Plan is payable upon a Change of Control, such amount shall only be payable if such Change of Control constitutes a “Change in Control Event” within the meaning of Section 409A;
(iv)the underlying award agreement shall set forth such additional provisions as are necessary to satisfy the requirements of Section 409A; and
(v)the Plan and such underlying award agreement shall be interpreted in accordance with and incorporate the terms and conditions required under Section 409A.

APPENDIX
The following definitions shall be in effect under the Plan:
A.“Board” shall mean the Corporation’s Board of Directors.
B.“Change in Control” shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
(i)a merger, consolidation or other reorganization in which securities representing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction, except that any such transaction effected in connection with or to facilitate a private financing of the Corporation that is approved by the Board shall not be deemed to be a Change in Control unless otherwise determined by the Board;
(ii)a sale, transfer or other disposition of all or substantially all of the Corporation’s assets; or
(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Corporation as a result of a private financing of the Corporation that is approved by the Board shall not be deemed to be a Change in Control.
In no event shall any public offering of the Corporation’s securities be deemed to constitute a Change in Control.
C.“Code” shall mean the Internal Revenue Code of 1986, as amended.
D.“Committee” shall mean a committee of one or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.
E.“Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Corporation.
F.“Corporation” shall mean Shareablee, Inc., a Delaware corporation, or the successor to all or substantially all of the assets or the voting stock of Shareablee, Inc. which has assumed the Plan.
G.“Disability” shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances. Disability shall be deemed to constitute Permanent Disability in the event that such Disability is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.
H.“Employee” shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I.“Exercise Date” shall mean the date on which the option has been exercised in accordance with the applicable option documentation.
J.“Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
(i)If the Common Stock is at the time listed on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(iii)If the Common Stock is at the time neither listed on any stock exchange nor the Nasdaq Stock Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account available information material to the value of the Company as the Plan Administrator shall deem appropriate.
K.“Family Member” shall mean any of the following members of the Optionee’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
L.“Incentive Option” shall mean an option that satisfies the requirements of Code Section 422.
M.“Involuntary Termination” shall mean:
(i)the termination of the Optionee’s or Participant’s Service by reason of Optionee’s or Participant’s involuntary dismissal or discharge by the Corporation or Parent or Subsidiary employing Participant for reasons other than Misconduct, or
(ii)the Optionee’s or Participant’s voluntary resignation following (A) a material diminution in the Optionee’s or Participant’s base compensation, (B) a material diminution in the Optionee’s or Participant’s authority, duties or responsibilities, (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Optionee or Participant is required to report, including a requirement that the Optionee or Participant report to a corporate officer or employee instead of directly to the board of directors, (D) a material diminution in the budget over which the Optionee or Participant retains authority, (E) a material change in geographic location at which the Optionee or Participant must perform the services, or (F) any other action or inaction that constitutes a material breach by the Corporation of this agreement.
N.“Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, (ii) any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or (iii) any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner; provided, however, that if the term or concept has been defined in a written employment agreement between the Corporation and the Optionee or Participant, then Misconduct shall have the definition set forth in such employment agreement while such agreement is in effect. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
O.“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
P.“Non-Statutory Option” shall mean an option not intended to satisfy the requirements of Code Section 422.
Q.“Option Grant Program” shall mean the option grant program in effect under the Plan.
R.“Optionee” shall mean any person to whom an option is granted under the Plan.
S.“Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
T.“Participant” shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.
U.“Plan” shall mean the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan, as set forth in this document.
V.“Plan Administrator” shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.
W.“Service” shall mean the Optionee’s or Participant’s performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, the Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which the Option (if designated as an Incentive Option in the Grant Notice) may be exercised as such an Incentive Option under the federal tax laws, the Optionee’s or Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

X.“Stock Issuance Agreement” shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.
Y.“Stock Issuance Program” shall mean the stock issuance program in effect under the Plan.
Z.“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
AA.“10% Stockholder” shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).
AB.“Unvested Shares” shall mean shares of Common Stock that have not vested in accordance with the vesting schedule applicable to those shares or any special vesting acceleration provisions and which are subject to the Corporation’s repurchase right.
AC.“Vested Shares” shall mean shares of Common Stock that have vested in accordance with the vesting schedule applicable to those shares or any special vesting acceleration provisions and which are no longer subject to the Corporation’s repurchase right.
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